Exhibit 99.1

GAP INC. APPOINTS THREE NEW MEMBERS TO ITS BOARD OF DIRECTORS
Amy Bohutinsky, COO of Zillow Group Inc., John Fisher, Co-Founder and General Partner of Sansome Partners, and Lexi Reese, COO of Gusto will join Gap Inc.’s Board of Directors on November 1, 2018

SAN FRANCISCO – October 4, 2018 – Gap Inc. (NYSE: GPS) today announced the election of three new members to serve on the company’s board of directors. Amy Bohutinsky, COO of Zillow Group Inc., John Fisher, Co-Founder and General Partner of Sansome Partners, and Lexi Reese, COO of Gusto will join Gap Inc.’s board of directors effective November 1, 2018.

“We are pleased to welcome three new members to our board of directors,” said Bob Fisher, chairman of the board, Gap Inc. “Each of our new directors brings a diverse and solid understanding of today’s consumer, their needs, and the opportunities within the retail industry. Amy and Lexi have proven track records driving critical business decisions at the intersection of technology and commerce. John’s deep understanding of the company and substantial financial acumen will be immensely valuable to our board.”

Today’s appointments include:

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Amy Bohutinsky is currently chief operating officer of Zillow Group, Inc. (NASDAQ: Z, ZG) a portfolio of the largest online and mobile real estate brands, including Zillow, Trulia, Realestate.com, HotPads, Streeteasy and Out East. As COO, Ms. Bohutinsky oversees multiple aspects of the company’s multi-brand strategy, as well as its people organization, marketing, communications, consumer care and facilities. Ms. Bohutinsky is one of Zillow Group’s earliest employees, joining the team, pre-launch, in 2005. Prior to her current role as COO, Ms. Bohutinsky served as its Chief Marketing Officer. Ms. Bohutinsky currently serves on the board of mobile hotel-booking service HotelTonight, and previously served on the board of Avvo, Inc.

Prior to joining Zillow, Ms. Bohutinsky led communications for Hotwire, an Internet travel company and began her career as a broadcast journalist, working for various NBC and ABC news affiliates. She earned a bachelor’s degree in journalism and mass communications from Washington & Lee University.

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John Fisher is Co-Founder and General Partner of Sansome Partners, an investment management firm located in San Francisco.  He also serves as managing partner of the Oakland A’s and San Jose Earthquakes. A son of company founders Doris and Don Fisher, Mr. Fisher worked in real estate development prior to starting his investment firm. Additionally, he serves as the Chairman of the KIPP Foundation Board and as Senior Advisor to the Fisher Fund.

Mr. Fisher is a graduate of Princeton University and the Graduate School of Business at Stanford.

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Lexi Reese is currently the chief operating officer of Gusto. She empowers the technology company's business teams, which include customer experience, insights and operations, marketing and sales. Since joining Gusto in 2015, Ms. Reese has been instrumental in helping to more than triple the company’s customer base to serve more than one percent of the nation’s businesses while strategically expanding their core payroll service to include employee benefits and human resources services. Never losing sight of the customer during this robust growth, the company has consistently achieved an industry-leading Net Promoter Score (NPS) of more than 70.

Before joining Gusto, Ms. Reese served as vice president of programmatic sales and strategy globally at Google and led many business development, sales and marketing initiatives at American Express. Ms. Reese has an MBA from Harvard Business School and graduated Phi Beta Kappa with a bachelor's degree in history from the University of Virginia. She lives near San Francisco with her husband and two young girls.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, and Athleta brands. Fiscal year 2017 net sales were $15.9 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through company-operated stores, franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Media Relations Contact:
Trina Somera
(415) 427-3145

Press@gap.com

Investor Relations Contact:
Tina Romani
(415) 427-5264
Investor_relations@gap.com